EXHIBIT NO. 10.78

AMENDED AND RESTATED INCENTIVE COMPENSATION AGREEMENT

THIS AMENDED INCENTIVE COMPENSATION AGREEMENT (the “Agreement”) is made this 20th day of February, 2004, between The MONY Group Inc. (“MONY” or the “Company”) and Kenneth M. Levine (the “Executive”).

WHEREAS, MONY has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AXA Financial, Inc., a Delaware corporation, under which a wholly owned subsidiary (the “Merger Sub”) of AXA Financial, Inc. is to be merged with and into MONY and each share of MONY’s common stock is to be converted into a right to receive $31 in cash (the “Merger”);

WHEREAS, the Executive is a party to a Third Amended and Restated Change in Control Agreement with MONY Life Insurance Company, a New York corporation and a wholly owned subsidiary of MONY, dated July 30, 2003 (the “CIC Agreement”);

WHEREAS, on September 17, 2003, the Compensation Committee of the MONY Board of Directors adopted, and the MONY Board of Directors has approved, resolutions (the “September 17 Resolutions”) approving the adjustment of certain incentive compensation arrangements applicable in 2003 for individuals covered by the CIC Agreements, including the Executive, in the event that the Merger is completed following December 31, 2003;

WHEREAS, to carry out the terms of the September 17 Resolutions, the Executive and MONY entered into a MONY Incentive Compensation Agreement dated as of 10th day of December, 2003 (the “Original Incentive Compensation Agreement”);

WHEREAS, the Executive has represented to MONY his intention to continue in the employ of MONY Life until the completion of the Merger; and

WHEREAS, the parties now wish to amend the Original Incentive Compensation Agreement;

NOW, THEREFORE, in consideration of their mutual covenants and representations herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Restricted Stock Payment

The Executive was granted awards of restricted stock with respect to 25,000 shares of MONY common stock pursuant to a Restricted Stock Award Agreement dated May 23, 2001 (the “2001 Restricted Shares”). Effective as of the date hereof, the 2001 Restricted Shares shall be conclusively deemed forfeited and shall be canceled, and the Executive shall have no further right or interest in the 2001 Restricted Shares, nor any rights whatsoever under or with respect to the 2001 Restricted Shares.

2.	Long Term Incentive Payment

The Executive has been granted an award with respect to 5,000 units (the “LTPP Units”) under MONY’s Long Term Performance Plan (the “LTPP”) for the 2001-2003 plan cycle. The Executive hereby waives the right to any payment of the LTPP Units under the terms of the LTPP, provided, however, that, if the Merger does not close before March 2004, the Company, in its sole discretion, may pay any earned amounts in respect of the LTPP Units. In lieu of such payment, subject to Section 5 hereof, the Executive shall receive a cash payment of $500,000.00 (less applicable tax withholdings) upon the Effective Time. In the event that, pursuant to the proviso in the second sentence of this paragraph 2, MONY elects, in its sole discretion, to make any payment in respect of the LTPP Units prior to the Effective Time, the amount of such cash payment upon the Effective Time shall be correspondingly reduced.

3.	Annual Incentive Payment

The Executive has a target bonus opportunity equal to 100% of base salary under MONY’s Annual Incentive Compensation Plan (the “AICP”) for the 2003 bonus year. The Executive hereby waives the right to any payment for 2003 under the terms of the AICP. In lieu of such payment, subject to Section 5 hereof, the Executive shall receive a cash payment of $500,000.00 (less applicable tax withholdings) upon the Effective Time, provided, however, that, if the Merger does not close before March 2004, the Company, in its sole discretion, may pay any earned amounts under the AICP for the 2003 bonus year. In the event that, pursuant to the proviso in the second sentence of this paragraph 3, MONY elects, in its sole discretion, to make any payment in respect of the AICP for the 2003 bonus year prior to the Effective Time, the amount of such cash payment upon the Effective Time shall be correspondingly reduced.

4.	September 17, 2003 Letter Agreement

The Executive agrees that, for purposes of the letter agreement dated September 17, 2003, among the Executive, MONY Life and AXA Financial, Inc., the maximum amount of payments covered by such letter agreement shall be reduced by $775,000.00, which is the product of $31 per share and the number of the 2001 Restricted Shares.

5.	Conditions to Payment

The payment and benefits provided to the Executive under this Agreement shall be effective only upon the satisfaction of the following conditions:

(i)	the Merger shall be consummated in accordance with the terms of the Merger Agreement, as it may be amended with the approval of the MONY Board of Directors; and

(ii)	the Executive shall be employed by MONY Life immediately preceding the Effective Time; provided, however, that the Executive shall continue to be entitled to the payments and benefits under Section 2 and 3 hereof in the event that employment is terminated prior to the Effective Time by reason of the Executive’s death or “Disability” or by MONY Life without “Cause.”

6.	Facility of Payment

All amounts that become payable to the Executive pursuant to this Agreement shall be paid by wire transfer of immediately available funds to an account designated by the Executive to MONY within five business days following the Effective Time. All payments shall be subject to applicable tax withholdings.

7.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.	Governing Law

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

9.	Entire Agreement; Waivers Effective Only at the Effective Time

(i)	This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and, supersedes any and all prior agreements or understandings between the Executive and MONY with respect to restricted stock and incentive compensation referred to herein, whether written or oral. This Agreement shall not amend or modify the CIC Agreement. This Agreement shall not affect any rights of the Executive with respect to restricted stock or incentive compensation arrangements that are not referred to herein. This Agreement may be amended or modified only by a written instrument executed by the parties hereto.

(ii)	The waiver and relinquishment by the Executive under Sections 2 and 3 of this Agreement of certain pre-existing rights shall take effect, in each case, only at the Effective Time. In the event that the transactions contemplated under the Merger Agreement are not consummated, the Executive shall have, and shall not be deemed to have waived or relinquished, any such pre-existing right that the Executive may otherwise have under any plan, contract or other entitlement whatsoever.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of February 23, 2004.

EXECUTIVE

/s/ Kenneth M. Levine

Kenneth M. Levine

THE MONY GROUP INC.

By:	/s/ Michael I. Roth

Michael I. Roth Chairman and CEO

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